Exhibit 10.15

FINAL FORM

OF

SACHEM CAPITAL CORP.

2016 EQUITY COMPENSATION PLAN

RESTRICTED STOCK - NOTICE OF GRANT

Sachem Capital Corp. (the “Company”), a New York corporation and internally managed real estate investment trust, hereby grants to the Grantee set forth below (the “Grantee”) Restricted Stock (the “Restricted Stock”), pursuant to the terms and conditions of this Notice of Grant (the “Notice”), the Restricted Stock Award Agreement attached hereto as Exhibit A (the “Award Agreement”), and the Sachem Capital Corp. 2016 Equity Compensation Plan (the “Plan”).  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Award Agreement or, if not defined therein, in the Plan, unless the context requires otherwise.  Each share of Restricted Stock represents one Share, subject to the terms and conditions set forth in the Award Agreement.

Date of Grant:	February 17, 2023

Name of Grantee:	JOHN L. VILLANO

Number of Shares of Restricted Stock:	130,890

Lapse of Restrictions/Vesting:	The Restricted Stock shall vest pursuant to the terms and conditions set forth in Section 3 of the Award Agreement.

Vesting Start Date	January 1, 2024

The grant of Restricted Stock shall be subject to the execution and return of this Notice by the Grantee to the Company within 10 days of the date hereof (including by utilizing an electronic signature and/or web-based approval and notice process or any other process as may be authorized by the Company). By executing this Notice, the Grantee acknowledges that his or her agreement to the covenants set forth in Section 6 of the Award Agreement is a material inducement to the Company in granting this Award to the Grantee.

This Notice may be executed by facsimile or electronic means (including, without limitation, PDF) and in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall constitute one and the same agreement and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Notice of Grant as of the Date of Grant set forth above.

SACHEM CAPITAL CORP.

By:
Name:	Peter Giannotti
Title:	Secretary

JOHN L. VILLANO

Exhibit A

SACHEM CAPITAL CORP.

2016 EQUITY COMPENSATION PLAN

RESTRICTED STOCK

AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”) is entered into by and among Sachem Capital Corp (the “Company”) and the individual set forth on the signature page to that certain Notice of Grant (the “Notice”) to which this Award Agreement is attached.  The terms and conditions of the Restricted Stock granted hereby, to the extent not controlled by the terms and conditions contained in the Plan, shall be as set forth in the Notice and this Award Agreement.  Capitalized terms used but not defined herein shall have the meaning attributed to such terms in the Notice or, if not defined therein, in the Plan, unless the context requires otherwise.

1.	No Right to Continued Employee Status or Consultant Service

Nothing contained in this Award Agreement shall confer upon the Grantee the right to the continuation of his or her Employee status or to interfere with the right of the Company or any of its Subsidiaries or other Affiliates to Terminate the Grantee.

2.	Term of Restricted Stock Award

This Award Agreement shall remain in effect until all the transfer restrictions on the Shares of Restricted Stock have fully lapsed and the underlying Shares of Restricted Stock have vested or been forfeited by the Grantee as provided in this Award Agreement.

3.Lapse of Restrictions and Vesting of Restricted Stock.

(a) Subject to the remainder of this Section 3, the Transfer Restrictions on the Shares of  Restricted Stock will lapse and the Shares of Restricted Stock granted hereunder will vest in accordance with the following schedule, subject to the Grantee’s not having Terminated prior to such applicable anniversary, such that the shares of Restricted Stock shall be fully (100%) vested upon January 1, 2026:

Vesting Percentage	Vesting Date
33.33%	January 1, 2024
66.66%	January 1, 2025
100%	January 1, 2026

If the Grantee Terminates for any reason, the portion of the Restricted Stock for which the Transfer Restrictions have not lapsed and has not vested as of such date shall be forfeited by the Grantee upon such Termination without consideration.

(b)Notwithstanding the foregoing, the Transfer Restrictions shall lapse and the Shares of Restricted Stock shall vest in respect of one-hundred percent (100%) upon the Grantee’s Termination by the Company without Cause or by the Grantee’s resignation for Good Reason, in accordance with the Employment Agreement, dated as of August 8, 2016, as amended (the “Employment Agreement”), between the Company and the Grantee.

4.	Issuance of Shares; Rights as a Stockholder;

The Grantee shall have all rights of a stockholder with respect to the Shares of Restricted Stock as of the issuance of the Shares on the Grant Date and the entry of the Grantee’s name as a shareholder of record on the books of the Company, including the right to vote in respect of such Shares and the right to dividends issued to holders of such Shares (in each case, irrespective of whether the Shares are considered vested or unvested at the time of such dividend). Notwithstanding the foregoing, prior to the vesting of the Shares of Restricted Stock pursuant to Section 3, the Grantee shall not be entitled to transfer, sell, pledge, hypothecate or assign the Shares of Restricted Stock (collectively, the “Transfer Restrictions”) and the Shares of Restricted Stock will be subject to forfeiture as provided in Section 5.

5.	Termination of Service

If the Grantee incurs a Termination for any reason, whether voluntarily or involuntarily, then the portion of the Shares of Restricted Stock for which the transfer restrictions have not previously lapsed (except as set forth in Section 3(b)) shall terminate and be forfeited as of the date of the Grantee’s Termination. If the Grantee incurs a Termination for Cause, then all outstanding Shares of Restricted Stock (whether or not vested) shall be forfeited and terminate immediately without consideration upon the effective date of such Termination for Cause.

6.	Prohibited Activities

(a)Right to Terminate Restricted Stock and Recovery. The Grantee understands and agrees that the Company has granted the Restricted Stock to the Grantee to reward the Grantee for the Grantee’s future efforts and loyalty to the Company and its Affiliates by giving the Grantee the opportunity to participate in the potential future appreciation of the Company.  Accordingly, if (a) the Grantee materially violates the Grantee’s obligations relating to the non-disclosure or non-use of confidential or proprietary information under any Restrictive Agreement to which the Grantee is a party, or (b) the Grantee materially breaches or violates the Grantee’s obligations relating to non-disparagement under any Restrictive Agreement to which the Grantee is a party, or (c) the Grantee engages in any activity prohibited by Section 6 of this Award Agreement, or (d) the Grantee materially breaches or violates any non-solicitation obligations under any Restrictive Agreement to which the Grantee is a party, or (e) the Grantee breaches or violates any non-competition obligations under any Restrictive Agreement to which the Grantee is a party, or (f) the Grantee is convicted of a felony against the Company or any of its Affiliates, then, in addition to any other rights and remedies available to the Company, the

Company shall be entitled, at its option, exercisable by written notice, to terminate the Restricted Stock (including the vested portion of the Shares of Restricted Stock) without consideration, and such Shares will be terminated and of no further force and effect.  “Restrictive Agreement” shall mean any agreement between the Company or any Subsidiary and the Grantee that contains non-competition, non-solicitation, non-hire, non-disparagement, or confidentiality restrictions applicable to the Grantee, including, but not limited to, the Employment Agreement.

(b)Other Remedies. The Grantee specifically acknowledges and agrees that its remedies under this Section 6 shall not prevent the Company or any Subsidiary from seeking injunctive or other equitable relief in connection with the Grantee’s breach of any Restrictive Agreement.  In the event that the provisions of this Section 6 should ever be deemed to exceed the limitation provided by applicable law, then the Grantee and the Company agree that such provisions shall be reformed to set forth the maximum limitations permitted.

7.	Taxation Upon Vesting of the Restricted Stock; Tax Withholding; Parachute Tax Provisions

The Grantee understands that the Grantee will recognize income, for Federal, state and local income tax purposes, as applicable, in respect of the vesting of those Shares of Restricted Stock vesting on each applicable vesting date. By acceptance of this grant of Restricted Stock, the Grantee agrees to report the relevant income in accordance with then applicable law and to cooperate with Company and its subsidiaries in establishing the amount of such income and corresponding deduction to the Company and/or its subsidiaries for its income tax purposes.

The Grantee is responsible for all tax obligations that arise as a result of the vesting of the Restricted Stock. The Company may withhold from any amount payable to the Grantee an amount sufficient to cover any Federal, state or local withholding taxes which may become required with respect to such vesting or take any other action it deems necessary to satisfy any income or other tax withholding requirements as a result of the vesting of the Restricted Stock. The Company shall have the right to require the payment of any such taxes and require that the Grantee, or the Grantee’s beneficiary, to furnish information deemed necessary by the Company to meet any tax reporting obligation pursuant to vesting of Shares of Restricted Stock. The Grantee may pay his or her withholding tax obligation in connection with the vesting of Shares of Restricted Stock, by making a cash payment to the Company.  In addition, the Committee, in its sole discretion, may allow the Grantee, to pay his or her withholding tax obligation in connection with the vesting of the Restricted Stock, by (x) surrendering Shares pursuant to the grant of Restricted Stock or (z) surrendering other Shares that have been held by the Grantee for at least six (6) months (or such lesser period as may be permitted by the Committee) prior to the vesting of the Restricted Stock, in each case having an aggregate Fair Market Value equal to the withholding taxes.

In connection with the grant of the Restricted Stock, the parties wish to memorialize their agreement regarding the treatment of any potential golden parachute payments as set forth in Exhibit A attached hereto.

8.	Securities Laws

(a)Upon the acquisition of the Shares pursuant to this Restricted Stock Award Agreement, the Grantee will make such written representations, warranties, and agreements as the Committee may reasonably request to comply with securities laws or with this Award Agreement. Grantee hereby agrees not to offer, sell or otherwise attempt to dispose of any Shares issued to the Grantee pursuant to this Restricted Stock award in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country. The Company reserves the right to place restrictions on any Shares the Grantee receives as pursuant to this grant of Restricted Stock.

(b)Notwithstanding anything to the contrary herein, in the event that (i) the Grantee is subject to the Company’s insider trading policy, including any policy permitting officers and directors to sell Shares only during certain “window” periods, in effect from time to time (collectively, the “Policy”) or the Grantee is otherwise prohibited from selling Shares in the public market and any Shares of Restricted Stock for which the Transfer Restrictions are scheduled to lapse and Shares scheduled to vest (the “Original Vesting Date”) that (A) does not occur during an open “window period” applicable to the Grantee or on a day on which the Grantee is permitted to sell Shares underlying any portion of the Restricted Stock that has vested pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Policy, as applicable, or (B) does not occur on a date when the Grantee is otherwise permitted to sell Shares on the open market, and (ii) the Company elects not to satisfy the Grantee’s tax withholding obligations by the Grantee surrendering Shares to the Company, then such restrictions shall not lapse and such Shares shall not vest on such Original Vesting Date and shall instead be deemed to be vested, as applicable, on (x) the first business day of the next occurring open “window period” applicable to the Grantee pursuant to the Policy, or (y) the next business day on which the Grantee is not otherwise prohibited from selling Shares in the open market, but in no event later than March 31st of year following the year in which applicable portion of the Shares of Restricted Stock vests.

9.	Modification, Amendment, and Termination of Restricted Stock

This Award Agreement may not be modified, amended, terminated and no provision hereof may be waived in whole or in part except by a written agreement signed by the Company and the Grantee and no modification shall, without the consent of the Grantee, alter to the Grantee’s material detriment or materially impair any rights of the Grantee under this Award Agreement except to the extent permitted under the Plan.

10.	Notices

Unless otherwise provided herein, any notices or other communication given or made pursuant to the Notice, this Award Agreement or the Plan shall be in writing and shall be deemed to have been duly given (i) as of the date delivered, if personally delivered (including receipted courier service) or overnight delivery service, with confirmation of receipt; (ii) on the date the delivering party receives confirmation, if delivered by facsimile to the number indicated or by email to the address indicated or through an electronic administrative system designated by the Company; (iii) one (1) business day after being sent by reputable commercial overnight delivery service courier, with confirmation of receipt; or (iv) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(a)If to the Company at the address below:

Sachem Capital Corp.

698 Main Street

Branford, CT 06405

Attn: Peter Giannotti, Esq

Phone: 203-433-4736

Email: pgg@sachemcapitalcortp.com

With a copy to:

Kurzman Eisenberg Corbin & Lever, LLP

One N. Broadway, 12th Floor

White Plains, NY 10601

Attention: Joel J. Goldschmidt, Esq.

Phone: 914-286-6362

Email: jgoldschmidt@kelaw.com

(b)If to the Grantee, at the most recent address, facsimile number or email contained in the Company’s records.

11.	Award Agreement Subject to Plan and Applicable Law

This Award Agreement is made pursuant to the Plan and shall be interpreted to comply therewith. A copy of the Plan is attached hereto. Any provision of this Award Agreement inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, and this Award Agreement, and it shall control as to any matters not contained in this Award Agreement. The Committee shall have authority to make constructions of this Award Agreement, and to correct any defect or supply any omission or reconcile any inconsistency in this Award Agreement, and to prescribe rules and regulations relating to the administration of this Award and other Awards granted under the Plan.

This Award Agreement shall be governed by the laws of the State of New York without regard to the conflicts of law principles thereof, and subject to the exclusive jurisdiction of the courts therein. The Grantee hereby consents to personal jurisdiction in any action brought in any court, federal or state, within the State of New York having subject matter jurisdiction in the matter.

12.	Section 409A

The Restricted Stock is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted to be exempt from Section 409A of the Code or, if not exempt, in compliance therewith.  Nothing contained herein shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code.  The Company shall have no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any Person and the Company, its Subsidiaries and Affiliates, and each of their respective employees and representatives, shall have no liability to the Grantee with respect thereto.

13.	Headings and Capitalized Terms

Unless otherwise provided herein, capitalized terms used herein that are defined in the Plan and not defined herein shall have the meanings set forth in the Plan. Headings are for convenience only and are not deemed to be part of this Award Agreement. Unless otherwise indicated, any reference to a Section herein is a reference to a Section of this Award Agreement.

14.	Severability and Reformation

If any provision of this Award Agreement shall be determined by a court of law of competent jurisdiction to be unenforceable for any reason, such unenforceability shall not affect the enforceability of any of the remaining provisions hereof; and this Award Agreement, to the fullest extent lawful, shall be reformed and construed as if such unenforceable provision, or part thereof, had never been contained herein, and such provision or part thereof shall be reformed or construed so that it would be enforceable to the maximum extent legally possible.

15.	Binding Effect

This Award Agreement shall be binding upon the parties hereto, together with their personal executors, administrator, successors, personal representatives, heirs and permitted assigns.

16.	Entire Agreement

This Award Agreement, together with the Plan, supersedes all prior written and oral agreements and understandings among the parties as to its subject matter and constitutes the entire agreement of the parties with respect to the subject matter hereof.  If there is any conflict between the Notice, this Award Agreement and the Plan, then the applicable terms of the Plan shall govern.

17.Waiver

Waiver by any party of any breach of this Award Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right whether or not of the same or a similar nature. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

Exhibit A

PARACHUTE TAX PROVISIONS

This Exhibit A sets forth the terms and provisions applicable to the Grantee pursuant to the provisions of Section 7 of the Award Agreement.  This Exhibit A shall be subject in all respects to the terms and conditions of the Award Agreement.

(a)To the extent that the Grantee, would otherwise be eligible to receive a payment or benefit pursuant to the terms of this Award Agreement, any employment or other agreement with the Company or any Subsidiary or otherwise in connection with, or arising out of, the Grantee’s employment with the Company or a change in ownership or effective control of the Company or of a substantial portion of its assets (any such payment or benefit, a “Parachute Payment”), that a nationally recognized United States public accounting firm selected by the Company (the “Accountants”) determines, but for this sentence would be subject to excise tax imposed by Section 4999 of the Code (the “Excise Tax”), subject to clause (c) below, then the Company shall pay to the Grantee whichever of the following two alternative forms of payment would result in the Grantee’s receipt, on an after-tax basis, of the greater amount of the Parachute Payment notwithstanding that all or some portion of the Parachute Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Parachute Payment (a “Full Payment”), or (2) payment of only a part of the Parachute Payment so that the Grantee receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”).

(b)If a reduction in the Parachute Payment is necessary pursuant to clause (a), then the reduction shall occur in the following order: (1) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; (2) reduction of cash payments (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); and (3) cancellation of acceleration of vesting of equity awards not covered under (1) above; provided, however, that in the event that acceleration of vesting of equity awards is to be cancelled, acceleration of vesting of full value awards shall be cancelled before acceleration of options and stock appreciation rights and within each class such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards; and provided, further, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Grantee may designate a different order of reduction.

(c)For purposes of determining whether any of the Parachute Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Accountants, such Total Payments (in whole or in part):  (1) do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, (2) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or (3) are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(d)All determinations hereunder shall be made by the Accountants, which determinations shall be final and binding upon the Company and the Grantee.

(e)The federal tax returns filed by the Grantee (and any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accountants with respect to the Excise Tax payable by the Grantee.  The Grantee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his or her federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment (provided that the Grantee may delete information unrelated to the Parachute Payment or Excise Tax and provided, further that the Company at all times shall treat such returns as confidential and use such return only for purpose contemplated by this paragraph).

(f)In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Grantee shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Grantee but the Grantee shall control any other issues.  In the event that the issues are interrelated, the Grantee and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Grantee shall permit the representative of the Company to accompany the Grantee, and the Grantee and his representative shall cooperate with the Company and its representative.

(g)The Company shall be responsible for all charges of the Accountants.

(h)The Company and the Grantee shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

(i)Nothing in this Exhibit A is intended to violate the Sarbanes-Oxley Act of 2002 and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to the Grantee and the repayment obligation null and void.

(j)Notwithstanding the foregoing, any payment or reimbursement made pursuant to this Exhibit A shall be paid to the Grantee promptly and in no event later than the end of the calendar year next following the calendar year in which the related tax is paid by the Grantee or where no taxes are required to be remitted, the end of the Grantee’s calendar year following the

Grantee’s calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

(k)The provisions of this Exhibit A shall survive the termination of the Grantee’s employment with the Company for any reason and the termination of the Award Agreement.